UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2007

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2007 Southwestern Energy Company (the “Company”) entered into a First Amendment (the “First Amendment”) to its Second Amended and Restated Credit Agreement dated February 9, 2007 with JPMorgan Chase Bank, N.A., as Administrative Agent, and a lender under the facility, SunTrust Bank as Syndication Agent, Bank of America, N.A., Royal Bank of Canada and Royal Bank of Scotland plc, as Co-Documentation Agents and the other lenders thereunder (the “Credit Facility”), pursuant to which, among other things, (i) the amount by which the Credit Facility could be increased through the “accordion” feature upon the agreement of the Company and its existing or additional lenders was raised from $250 million to $500 million (thereby increasing the maximum possible aggregate borrowing capacity under the Credit Facility from $1 billion to $1.25 billion) and (ii) the Company’s subsidiaries were provided with the ability, without limit, to guarantee the indebtedness of the Company.  In connection with the First Amendment, the Company partially exercised its option under the “accordion” feature and increased its current borrowing capacity from $750 million to $1 billion.   In addition to the agents, BMO Capital Markets Financing, Inc., Mizuho Corporate Bank, Ltd. and seven of the nine other banks who were existing lenders under the credit facility, participated in the increase in the size of the credit facility.   Except for the foregoing changes, there were no other material changes to the terms and conditions of the Credit Facility.

J.P. Morgan Securities, Inc. and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., were co-lead arrangers and joint book runners in connection with the First Amendment and were paid certain fees in connection with acting in such capacities.  In addition, certain of the lenders party to the Credit Facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: October 17, 2007	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer